Exhibit 10.1

EXECUTION VERSION

July 22, 2014

Mr. Joseph J. Corasanti, Esq.

CONMED Corporation

525 French Road

Utica, New York 13502

Re:	Separation and Release Agreement

Dear Joe:

This letter agreement (“Letter Agreement”) sets forth the understanding between you and CONMED Corporation (the “Company”) regarding your separation from the Company. Capitalized terms not otherwise defined herein have the meaning set forth in your Amended and Restated Employment Agreement, dated October 30, 2009, by and between you and the Company (the “Employment Agreement”).

1.	Termination of Employment Agreement

The Employment Agreement and your employment thereunder will terminate on the date hereof (the “Termination Date”). It is agreed that you hereby resign, as of the Termination Date, as an officer and director of the Company and any of the Company’s subsidiaries, affiliates, joint ventures and other related entities (including as the President and Chief Executive Officer of the Company and a member of the Company’s Board of Directors).

2.	Separation Payments

Upon your termination of employment, you will be entitled to the following payments and benefits (in each case, less applicable withholdings):

(a)	Pursuant to Section 5(a) of your Employment Agreement, the Company will pay you, within ten (10) days after the Termination Date, a cash lump sum of $4,304,114, which is equal to three (3) times the sum of (x) your current base annual salary and (y) the average of the bonuses, deferred compensation and incentive compensation earned by you for the 2013, 2012 and 2011 calendar years;

(b)	Pursuant to Section 5(a) of your Employment Agreement, the Company will pay you the amounts outstanding in the deferred compensation accounts described in Sections 4(b)(i) and 4(b)(ii) of your Employment Agreement, in accordance with your payment elections on file with the Company (with the payments described in Section 4(b)(ii) subject to the six-month delay described therein);

(c)	Pursuant to Section 5(a) of your Employment Agreement, the Company will provide the life and health insurance benefits and other benefits in accordance with the terms of Section 5(a) and Section 4(c) of the Employment Agreement;

(d)	On the date the release in Paragraph 3 below becomes effective, the Company will cause to become fully vested all of the outstanding, unvested (x) restricted stock units (“RSUs”) granted to you under the Company’s equity compensation plans, and (y) stock appreciation rights (“SARs”) granted to you under the Company’s equity compensation plans (other than SARs granted to you in 2014, which shall not be accelerated and shall be canceled as of the Termination Date). Such vested RSUs will be settled in accordance with their terms, within ten (10) days following the Termination Date (subject to the effectiveness of the release described in Paragraph 3), and such vested SARs will remain exercisable, in accordance with their terms, for ninety (90) days after the Termination Date (or their earlier expiration);

(e)	Pursuant to Section 8 of the ConMed Corporation 2014 Executive Bonus Plan, the Company will pay you the 20% “holdback” ($157,241) from the 2013 Bonus Plan, in accordance with the terms of the 2014 Executive Bonus Plan, at the time when other similarly situated executives receive such holdback payments but in no event later than March 15, 2015, provided that 2014 adjusted EPS is not less than $1.66; and

(f)	The Company will pay you within 10 (ten) days after the Termination Date, (i) any earned but unpaid annual base salary, (ii) any unreimbursed business expenses, in accordance with the Company’s applicable expense reimbursement policies and (iii) one (1) week of accrued but unused vacation, in accordance with the Company’s practices.

You will only be entitled to receive the benefits in Paragraph 2(d) above if you sign this Letter Agreement and do not revoke any part of the general release and waiver of Claims in Paragraph 3 within the 7-day revocation period described below, and if you do revoke any part of the general release and waiver of Claims in Paragraph 3, the Company will have no obligation to provide the accelerated vesting in Paragraph 2(d) above or otherwise.

3.	General Release and Waiver of Claims

(a) Release. By signing this Letter Agreement, you, on behalf of yourself and your heirs, executors, administrators and assigns, in consideration of the payments and benefits provided to you by the Company pursuant to this Letter Agreement, knowingly and voluntarily waive, terminate, cancel, release and discharge forever the Company, its subsidiaries, affiliates, officers, directors, employees, members, attorneys and agents and their predecessors, successors and assigns, individually and in their official capacities (together, the “Released Parties”) from any and all actions, causes of action, claims, allegations, rights, obligations, liabilities, or charges (collectively, “Claims”) that you (or your heirs, executors, administrators, successors and assigns) has or may have, whether known or unknown, by reason of any matter, cause or thing occurring at any time before and including the date of this Letter Agreement arising under or in connection with your employment or termination of employment with the Company and its affiliates (together, as constituted from time to time, the “Group”), including, without limitation: claims for any cash or equity compensation or bonuses, whether or not paid under any Company compensation plan or arrangement; breach of contract; tort; wrongful, abusive, unfair, constructive, or unlawful discharge or dismissal; impairment of economic opportunity; defamation; age and national origin discrimination; sexual harassment; back pay; front pay; benefits; attorneys’ fees; whistleblower claims; emotional distress; intentional infliction of emotional distress; assault; battery, pain and suffering; punitive or exemplary damages; violations of the Equal Pay Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Americans with Disabilities Act of 1991, the Employee Retirement Income Security Act, the Worker Adjustment Retraining and Notification Act, the Family Medical Leave Act, including all amendments to any of the aforementioned acts; and violations of any other federal, state, or municipal fair employment statutes or laws, including, without limitation, violations of any other law, rule, regulation, or ordinance pertaining to employment, wages, compensation, hours worked, or any other matters related in any way to your employment with the Group or the termination of that employment. In addition, in consideration of the provisions of this Letter Agreement, you further agree to waive any and all rights under the laws of any jurisdiction in the United States, or any other country, that limit a general release to those claims that are known or suspected to exist in your favor as of the Termination Date. This release of Claims will not, however, apply to any obligation of the Company pursuant to this Letter Agreement, any rights to indemnification from the Company you may have, any rights to continuing directors’ and officers’ liability insurance to the same extent as the Company covers its other officers and directors, any rights that you may have to obtain contribution in the event of the entry of judgment against yourself as a result of any act or failure to act for which both you and the Company are jointly responsible or any benefit to which you are entitled under any tax qualified pension plan of the Company or its affiliates, COBRA continuation coverage benefits, vested benefits under any other benefit plans of the Company or its affiliates or any other welfare benefits required to be provided by statute, and any claims which may not be released under applicable law (claims with respect thereto, collectively, “Excluded Claims”). For the avoidance of doubt, you shall remain covered under directors’ and officers’ liability insurance and your indemnification agreement or policy for acts or omissions occurring during your period of providing services to the Company and any of its affiliates, including the 90-day period referenced in Paragraph 5 of this Letter Agreement, to the extent such coverage is permitted under the Company’s policies and your indemnification agreement.

(b) Proceedings. You further agree, promise and covenant that, to the maximum extent permitted by law, neither you, nor any person, organization, or other entity acting on your behalf, has filed or will file, charged or will charge, claimed or will claim, sued or will sue, or caused or will cause, or permitted or will permit to be filed, charged or claimed, any action for damages or other relief (including injunctive, declaratory, monetary or other relief) against the Released Parties with respect to any Claims other than Excluded Claims.

(c) Acknowledgements by You. You hereby acknowledge and confirm that you were advised by the Company in connection with your termination of employment or services to consult with an attorney of your choice prior to signing this release and waiver of Claims, including, without limitation, with respect to the terms relating to your release and waiver of Claims arising under ADEA, and that you have in fact consulted an attorney. You have been given twenty-one (21) days to review this release and waiver of Claims, and you are signing this release and waiver of Claims knowingly, voluntarily and with full understanding of its terms and effects, and you voluntarily accept the benefits provided for under Paragraph 2(d) of this Letter Agreement for the purpose of making full and final settlement of all claims referred to above. You also understand that you have seven (7) days after the Termination Date to revoke the release and waiver of Claims in this Paragraph 3, and that this release and waiver of Claims and any obligations that the Company has under Paragraph 2(d) of this Letter Agreement will not become effective if you exercise your right to revoke the release and waiver of Claims within seven (7) days of execution. You understand that such revocation must be delivered to the Company at its headquarters, attn: General Counsel, during such period to be effective.

4.	Non-Competition and Non-Disclosure

You agree and acknowledge that your obligations under the non-competition and non-disclosure provisions contained in Sections 7 and 8 of your Employment Agreement will continue to apply after the Termination Date for the period of time specified in such provisions; provided, that, you may disclose confidential or proprietary information of the Group to the extent required by law or by any court, arbitrator, or administrative or governmental body, or as reasonably necessary in any legal, arbitration, administrative or governmental proceeding. You affirm that such provisions are not unduly burdensome to you and are reasonably necessary to protect the legitimate interests of the Company.

5.	Cooperation and Representation

You agree to, during the ninety (90) days after the Termination Date, reasonably cooperate with the Company and its affiliates and their respective directors, officers, attorneys and experts, and take all actions the Company may reasonably request, to assist in the orderly transition of your pending work to other officers or employees of the Company as may be designated by the Company. Such requests shall take into account any of your personal and business commitments and you shall be reimbursed (within thirty (30) days of providing an invoice to the Company) for any reasonable expenses incurred in connection with such cooperation. You acknowledge and agree that Coppersmith Capital Management and its affiliates did not threaten an election or proxy contest, that you believe that each of Jerome Lande, Curt Hartman and Charles Farkas is an “Incumbent Director” within the meaning of the Amended and Restated Change in Control Severance Agreement between you and the Company, dated August 1, 2008 (the “CICSA”), and that you will not take any actions or make any statements which are inconsistent with such belief.

6.	Other Terms

(a) Breach. You agree and acknowledge that should you violate any term of this Letter Agreement, the amount of damages that the Company would suffer as a result of such violation would be difficult to ascertain and money damages will not afford the Company an adequate remedy. You further agree and acknowledge that in the event of your material breach of any material term of this Letter Agreement, the Company’s obligation to provide you with any payments or benefits pursuant to Paragraph 2(d) of this Letter Agreement will immediately cease, and the Company will be entitled to recover monetary damages and obtain all other relief provided by law or equity, including, but not limited to, injunctive relief.

(b) Additional Representations and Nondisclosure. You acknowledge that you have not relied on any representations or statements not set forth in your Employment Agreement or this Letter Agreement. Except to the extent publicly disclosed by the Group or its representatives, you will not disclose the contents or substance of this Letter Agreement to anyone except your immediate family, your financial advisors or accountants and any tax, legal or other counsel that you have consulted regarding the meaning or effect hereof, and you will instruct each of the foregoing not to disclose the same; provided, that you may disclose the contents or substance of this Letter Agreement to the extent required by law or by any court, arbitrator, or administrative or governmental body or to the extent appropriate in connection with any dispute over this Letter Agreement or otherwise involving you and the Company. Any such disclosure by any member of your immediate family, your financial advisors or accountants or any of your tax, legal or other counsel will be regarded as a breach of this Paragraph 6(b) by you, and you will be fully responsible for any such breach.

(c) Non-disparagement. You agree that you will not make or publish any statement (orally or in writing) that becomes or reasonably could be expected to become publicly known, or instigate, assist or participate in the making or publication of any such statement, which would libel, slander or disparage (whether or not such disparagement legally constitutes libel or slander) the Group or any other entity or person within the Group, any of their affairs or operations, or the reputations of any of their past or present officers, directors, agents, representatives or employees. The Company’s Board of Directors will not make any formal statement and will instruct the Company’s executive officers not to make or publish any statement (orally or in writing) that becomes or reasonably could be expected to become publicly known, or instigate, assist or participate in the making or publication of any such statement, which would libel, slander or disparage (whether or not such disparagement legally constitutes libel or slander) you. This Paragraph 6(c) shall not be violated by making any truthful statement to the extent required by law or by any court, arbitrator, or administrative or governmental body or to the extent appropriate in connection with any dispute over this Agreement or otherwise involving you and the Company.

(d) Nonadmission. Nothing contained in this Letter Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of the Company or any of the other Released Parties or by you.

(e) Entire Understanding. This Letter Agreement sets forth the entire agreement between you and the Company regarding your termination of employment and other service relationships with the Group, and supersedes any other severance, separation and/or employment agreements between you and the Company (including, for the avoidance of doubt, the Employment Agreement and the CICSA). As of the Termination Date, the CICSA and the Employment Agreement will terminate and be of no further force and effect, except as set forth in this Letter Agreement with respect to the Employment Agreement; provided that, notwithstanding the foregoing, Sections 7 (Non-Competition), 8 (Non-Disclosure) (as modified by this Letter Agreement) and 9 (Conflicts) of the Employment Agreement will each survive termination of the Employment Agreement and continue in effect through the periods provided therein.

(f) Governing Law. This Letter Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State. If any provision in this Letter Agreement is held invalid or unenforceable for any reason, the remaining provisions will be construed as if the invalid or unenforceable provision had not been included.

(g) Severability; Counterparts. The invalidity or unenforceability of any provision of this Letter Agreement will not affect the validity or enforceability of any other provision. If any provision of this Letter Agreement is held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Letter Agreement, will remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law. This Letter Agreement may be executed in several counterparts, each of which will be deemed an original, and such counterparts will constitute one and the same instrument.

(h) Section 409A of the Code. It is the parties’ intent that the payments and benefits provided under this Letter Agreement be exempt from the definition of “non-qualified deferred compensation” within the meaning of Section 409A of the Code, and the Letter Agreement shall be interpreted accordingly. To the extent that any payment or benefit under this Agreement constitutes “non-qualified deferred compensation” then this Letter Agreement is intended to comply with Section 409A of the Code and the Letter Agreement shall be interpreted accordingly. In this regard each payment under this Letter Agreement shall be treated as a separate payment for purposes of Section 409A of the Code. If and to the extent that any payment or benefit is determined by the Company (a) to constitute “non-qualified deferred compensation” subject to Section 409A of the Code and (b) such payment or benefit must be delayed for six (6) months from your date of termination (or an earlier date) in order to comply with Section 409A(a)(2)(B)(i) of the Code and not cause you to incur any additional tax under Section 409A of the Code, then the Company will delay making any such payment or providing such benefit until the expiration of such six (6)-month period (or, if earlier, your death or a “change in control event”, as such term is defined in Section 1.409A-3(i)(5) of the Code).

(i) The Company shall reimburse you for, or pay directly, all reasonable legal fees (up to $17,500) in connection with the negotiation and execution of this Letter Agreement. Such payment shall be made within thirty (30) days of the Company’s receipt of an invoice for such amounts.

(j) You agree to return all Company property and any confidential information and proprietary data (regardless of the medium in which it is memorialized), provided, that the Company agrees that you are permitted to retain your contact lists and calendars, computers, cell phone and cell phone number and copies of materials relating to your compensation and otherwise containing data reasonably needed for tax purposes.

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To indicate your agreement with the foregoing, please sign and return this Letter Agreement to Daniel S. Jonas, Executive Vice President and General Counsel at 525 French Road, Utica, New York 13502.

Very truly yours, CONMED CORPORATION

By:	/s/ Daniel S. Jonas
	Name:	Daniel S. Jonas, Esq.
	Title:	Executive Vice President – Legal Affairs General Counsel

Accepted and Agreed:

/s/ Joseph J. Corasanti
Name:	Joseph J. Corasanti

Date:	July 22, 2014

[Signature Page to Letter Agreement re Separation and Release]